UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Sizeler Property Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SIZELER PROPERTY INVESTORS, INC.

Sizeler Stockholders:

Your Vote is Important

Please Sign, Date and Return the WHITE proxy card today.

Fellow stockholders:

The overriding priority and objective of your Board of Directors is to enhance the value of your investment in Sizeler Property Investors, Inc. Your vote on the WHITE proxy card FOR Sizeler’s board nominees is critical to achieving this objective. We urge you to sign, date and return the enclosed Board of Directors WHITE proxy card today.

As you know from our previous communications, in August 2004, after a thorough analysis of Sizeler’s business, markets and opportunities, your Board completed and adopted a strategic plan designed to position Sizeler for growth in funds from operations (FFO), increase its capitalization, strengthen its balance sheet, target acquisitions in key markets, and realign the portfolio through selected sales of fully valued properties, including the marketing of our regional mall properties.

As a result of your Board’s and management’s execution of Sizeler’s strategic plan during the past year, your Company is substantially stronger financially, and is far better positioned to grow in the future. More detailed information about our plan and accomplishments is enclosed in the accompanying proxy statement.

Your vote FOR Sizeler’s Board nominees, each of whom is committed to Sizeler’s strategic plan, will ensure that your Company can remain fully focused on continuing its good progress to date in executing our plan.

Your Board and management also have thoroughly considered other alternatives for enhancing the value of your investment in Sizeler, including the liquidation plan advocated by a dissident shareholder, First Union Real Estate Equity & Mortgage Investments, which is attempting to place its own CEO and its own President on our Board through a costly and disruptive proxy contest. Based upon our careful analysis and that of our financial advisors, Sizeler’s Board firmly believes that continued execution of the strategic plan is the best alternative available to Sizeler for enhancing stockholder value.

You have a critical choice – between your Board’s vision and plan for higher, sustained stockholder value through FFO growth that will support higher dividend payouts, and First Union’s short-sighted liquidation plan that we believe will deprive Sizeler stockholders of value in the future.

Please complete and return the enclosed WHITE proxy card to support continued focused execution of the best plan for increasing stockholder value.

Very truly yours,

Sidney W. Lassen Chairman & Chief Executive Officer	William G. Byrnes Vice Chairman & Lead Independent Director

If you have already sent in a proxy card to First Union, you have every right to revoke your vote and support your Board by signing, dating and returning a later-dated White proxy card. Only your latest dated proxy counts.

If you have any questions, please call us at       -     -

Or contact our proxy solicitor, Morrow & Co., Inc. at 800-607-0088.

SIZELER PROPERTY INVESTORS, INC.

2542 Williams Boulevard

Kenner, Louisiana 70062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, OCTOBER 27, 2005

To the Stockholders of Sizeler Property Investors, Inc.:

The 2005 Annual Meeting of Stockholders (the “Meeting”) of Sizeler Property Investors, Inc. (the “Company”) will be held at                                     , on Thursday, October 27, 2005, at                     , local time, for the following purposes:

1.	To elect two directors to serve until the 2008 annual meeting of stockholders and until their successors are elected and qualify. The Board unanimously recommends a vote FOR the election of the Board’s nominees on the enclosed WHITE proxy card. Your Board urges you not to vote for any individuals that may be nominated by First Union Real Estate Equity and Mortgage Investments (“First Union”) and not to execute any proxy card other than a WHITE card solicited by your Board.

2.	The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2005 audit. The Board unanimously recommends a vote FOR this proposal.

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 16, 2005 are entitled to receive notice of and to vote at the Meeting or any adjournments thereof.

Your vote is very important to the Company and the Meeting is of particular importance to all stockholders of the Company in light of First Union’s intentions with respect to the Company. Whether or not you plan to attend the Meeting, the Board of Directors urges you to make sure your vote is counted by signing, dating and returning your enclosed WHITE proxy card promptly in the enclosed postage paid envelope. The Company will reimburse stockholders mailing proxy cards from outside the United States for the cost of mailing.

You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it is voted at the Meeting. Any stockholder of record attending the Meeting may vote in person even if he or she has previously returned a proxy.

For the reasons given in the accompanying proxy statement, your Board of Directors believes that First Union’s intentions are opposed to your best interests. The Board strongly urge you not to sign or return any proxy card sent to you by First Union. If you have previously signed a proxy card sent to you by First Union or Mr. Ashner, you can revoke that earlier proxy and vote for the Board of Directors’ nominees and on the other matters to be voted on at the Meeting by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage paid envelope.

If you have any questions, or need assistance voting, please contact the firm assisting us in the solicitation of proxies, Morrow & Co., Inc., toll free at (800) 654-2468 or (212) 754-8000 (collect).

Very truly yours,

Sidney W. Lassen
Chairman and Chief Executive Officer

DATED: September         , 2005

IMPORTANT

STOCKHOLDERS ARE URGED TO AUTHORIZE THE PROXIES TO VOTE YOUR SHARES BY
SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED
ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED
STATES.

IMPORTANT

Registration for admittance into the Meeting will begin at              a.m., local time, on Thursday, October
27, 2005. Please allow ample time for check-in. Please bring proper identification (such as a driver’s license or passport) and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Meeting. If your shares (or the shares of the stockholder who granted you the proxy) are held in the name of a bank, broker or other nominee holder and you plan to attend the Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of Company common stock (or the equivalent proof of ownership as of the close of business on the record date of the stockholder who granted you the proxy).

Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the
Annual Meeting. The Company reserves the right to inspect any persons or items prior to their admission to the Annual Meeting.

September     , 2005

SIZELER PROPERTY INVESTORS, INC.

2542 Williams Boulevard

Kenner, Louisiana 70062

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

THURSDAY OCTOBER 27, 2005

The enclosed WHITE proxy is solicited on behalf of the Board of Directors of Sizeler Property Investors, Inc. (“Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, October 27, 2005, at          a.m., local time, at                                          (the “Meeting”) for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. When WHITE proxies are properly submitted, the shares they represent will be voted at the Meeting or at any adjournment(s) or postponement(s) thereof in accordance with the directions indicated thereon. If no directions are indicated thereon, the holders of WHITE proxies will vote the shares according to the recommendations of the Board of Directors described in this proxy statement. If other items of business are presented at the Meeting or at any adjournment or postponement thereof, the holders of WHITE proxies will vote the shares represented by those proxies as the Board of Directors may recommend, and otherwise in the proxy holders’ discretion.

The date of this proxy statement is September     , 2005. Additional copies of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2004, the Notice of Annual Meeting, this Proxy Statement and the form of proxy may be obtained from the Company’s President, 2542 Williams Boulevard, Kenner, Louisiana 70062. A copy of the Company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”), as amended, is available without charge upon written request to the Company’s corporate offices or from the Securities and Exchange Commission’s web site at www.sec.gov. This Proxy Statement, the form of proxy and the Annual Report are first being mailed to stockholders on or about September         , 2005.

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy for the Meeting is being solicited by the Board of Directors of the Company. Any person giving a proxy may revoke it any time prior to its exercise by filing with the President of the Company a written revocation or duly executed proxy bearing a later date. The proxy may also be revoked by a stockholder attending the Meeting, withdrawing the proxy and voting in person. The Board strongly urges you to revoke any proxy card you may have returned to First Union and to vote FOR the Board’s director nominees and AGAINST First Union by returning the WHITE card.

RECORD DATE AND VOTING SECURITIES

The record date for determining shares of common stock, $0.0001 par value per share, of the Company (“Shares”) entitled to vote at the Meeting has been fixed at the close of business on September 16, 2005. On that date there were                          Shares outstanding.

VOTING

The quorum necessary to transact business at the Meeting is the presence, in person or by properly executed proxy, of the holders of Shares entitled to cast a majority of the votes entitled to be cast by the holders of all outstanding Shares. Shares represented by a properly signed, dated and returned proxy card, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum. “Broker non-votes” occur when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter.

The holders of Shares on the record date will be entitled to one vote for each Share on each matter submitted to a vote at a meeting of stockholders. Pursuant to the Company’s Bylaws, directors will be elected by a plurality of the votes cast at the Meeting with each Share being voted for as many individuals as there are directors to be elected and for whose election the holder of the Share is entitled to vote. The ratification of the appointment of the Company’s independent registered public accounting firm at the Meeting will require the affirmative vote of a majority of the votes cast. For purposes of the election of directors and ratification of the appointment of the Company’s independent registered public accounting firm, abstentions and broker non-votes are not considered to be votes cast under Maryland law and therefore do not affect the outcome of those votes, which require the affirmative vote of a specified proportion of the votes cast.

If you held Shares on the record date you will retain your voting rights for the Meeting even if you sell your Shares after the record date. Please see the enclosed WHITE proxy card for further instructions on how to submit your vote.

If you hold Shares in more than one account or if they are registered in different names, you may receive more than one WHITE proxy card. Please sign, date and return all WHITE proxies you receive to ensure that all of your Shares are voted.

PROPOSALS

1. ELECTION OF DIRECTORS

The Board of Directors, based on the recommendation of the Nominating/Corporate Governance Committee, has nominated two directors for election at the Meeting to serve for terms expiring at the annual meeting of stockholders in 2008. The Board has nominated Sidney W. Lassen, the Company’s Chairman of the Board and Chief Executive Officer, and William G. Byrnes, the Company’s Vice-Chairman and Lead Independent Director. Each is currently serving as a director of the Company, and has consented to being named in this proxy statement and to continue to serve as a director if elected.

Summary of Board Actions to Maximize Stockholder Value

The Board of Directors believes that all stockholders should carefully consider the Company’s progress under its Strategic Plan for increasing stockholder value and the Company’s future prospects in operating under this Plan before casting their vote in the election of directors and on any other matters that may properly come before the meeting. The Board of Directors believes that reelection of its nominees—Messrs. Lassen and Byrnes on the WHITE proxy card—and the Board of Directors’ commitment to achieve the remaining goals under the Strategic Plan will provide stockholders with the strongest opportunity to realize increased future value through a combination of potential capital appreciation and potential dividend income.

The Strategic Plan

In August 2004, the Company’s Board of Directors approved a Strategic Assessment and Plan for the Company covering the years 2004 through 2007 (the “Strategic Plan”). The Board’s adoption of the Strategic Plan followed extensive consideration by the Board and management of the best means to maximize stockholder value. The Strategic Plan included a comprehensive overview of the Company, a discussion of its short and long-term objectives, and an analysis of the future course of the Company, with focus on the following:

•	reducing outstanding debt, including by realizing gains from appreciated assets;

•	reducing and containing operating costs;

•	reducing interest expense through debt repayment;

•	increasing occupancy through property repositioning;

•	focusing development and acquisition activity in fast-growing markets in the southeastern U.S.;

•	achieving relative balance between apartment and retail assets in order to take advantage of the complementary nature of these two property segments, which has served to historically mitigate earnings volatility; and

•	exploring the possibility for alternative ownership structures for our enclosed regional mall properties, including through their possible sale.

Since the adoption of the Strategic Plan, the Company has successfully implemented many of the strategies set out above, resulting in the strengthening of the Company’s balance sheet, and a steady growth in stockholder value. Key accomplishments to date under the Strategic Plan include:

•	At the end of 2004, the Company sold Lakeview Club Apartments, a 443-unit apartment community located in Fort Lauderdale (Oakland Park), Florida, to an investor not affiliated with the Company for a net gain of $17.9 million (at a trailing cap rate of 4.2%) and used the proceeds to pay down debt.

•	On March 15, 2005, the Company sold 2,649,000 shares of its common stock at a price of $10.75 per share, providing the Company with net proceeds of approximately $27.2 million. The net proceeds were used to reduce debt.

•	On May 2, 2005, the Company called for redemption its 9% convertible subordinated debentures due July 15, 2009. Of the $56.6 million principal amount outstanding, $54.0 million principal amount of debentures were converted into a total of 4,906,200 shares of common stock.

•	On May 10, 2005, the Company sold Bryn Mawr Apartments, a 240-unit apartment property in Naples, Florida, to an investor not affiliated with Company for a net gain of $15.7 million (at a trailing cap rate of 4.5%) and used the proceeds to pay down debt and add to the Company’s cash reserves.

•	On June 28, 2005, the Company purchased a twelve acre parcel of land adjoining its Lantana Plaza Shopping Center located in Palm Beach County, Florida to maximize flexibility for future expansion and redevelopment of this property.

•	On June 24, 2005, the Company was added to the Russell 2000 stock index.

•	The Company has engaged CB Richard Ellis to market the enclosed regional malls, with a goal of completing a successful transaction in the first quarter of 2006.

•	The Company has properties under contract in Lake Mary (Orlando), Florida and Shreveport, Louisiana, and is evaluating other potential property acquisitions. It is the Company’s policy not to provide further detail on specific transactions until they are consummated.

•	As the result of these transactions, net worth and equity market capitalization reached approximately $195 million and $278 million, respectively, at June 30, 2005, from approximately $85 million and $121 million, a year ago. Outstanding debt was $ at August 31, 2005, compared to $ at December 31, 2004, with $ million available under its bank lines.

Additionally, Mark M. Tanz, an investor with over 50 years of real estate experience was appointed to the Board in May 2005, for a term ending at the 2007 annual meeting of directors.

Also, in August 2005, the Board of Directors took a number of steps to enhance the Company’s already strong corporate governance, including amendments to its stockholders rights plan that were intended to limit the discretion of the continuing directors on the Board in administering the plan and increased the threshold at which the rights were triggered from 15% to 20%. At that time, two of the Company’s directors, Mr. Harold Judell and Dr. James Peltier, advised the Board of Directors of their decision to retire at the 2005 annual meeting, and as a result the size of the Board of Directors will be reduced from 10 to 8 directors at that time.

Plans for the Future

The Board of Directors is committed to completing the implementation of the Strategic Plan, including the proposed sale of the enclosed regional malls and acquisitions of community retail shopping centers and apartment properties in rapidly growing markets. The Board believes that the Company has the financial strength to build a larger income producing portfolio on reasonable acquisition terms, and that the Company’s size and management expertise and detailed knowledge of these markets will enable it to be potentially more nimble in executing this plan than if the Company were a large REIT. The Board of Directors believes that the successful execution of the Strategic Plan will result in greater stockholder value than other alternatives. We don’t believe that a liquidation of the Company will serve the long-term interests of our stockholders or will result in investors receiving the full value of their Sizeler investment.

A vote FOR Messrs. Lassen and Byrnes on the WHITE Proxy Card is a vote for your Board’s efforts to build a stronger and more valuable company for the future under our Strategic Plan. For the reasons stated above and in the accompanying cover letter, the Board of Directors recommends that you vote FOR each of the directors standing for election listed below by returning the enclosed WHITE proxy card.

Information Concerning Directors

The Company’s Charter and Bylaws, as amended, provide that the number of directors will be not less than one and not more than fifteen and that the directors will be divided into three classes containing as nearly equal a number of directors as possible, with one class standing for election each year. The Board has set the number of directors at eight effective at the Meeting, with two directors standing for reelection, three serving until the 2006 annual meeting and three serving until the 2007 annual meeting. Each person so elected will serve until the 2008 annual meeting of stockholders or until his successor is duly elected and qualified. The affirmative vote of a plurality of the votes cast at the Meeting is necessary for election of a director.

At the 2005 annual meeting, Dr. James R. Peltier will retire from the Board and not stand for reelection and Mr. Harold B. Judell will retire from the Board of Directors. It is expected that the Board will appoint Dr. Peltier and Mr. Judell as emeritus directors at that time.

Unless instructed otherwise, WHITE proxy cards will be voted FOR these nominees. Although the directors do not contemplate that any of the nominees listed below will be unable to serve, if such a situation arises prior to the Meeting, the proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

The following table sets forth information regarding the directors standing for election and directors whose terms continue beyond the Meeting.

Name, Tenure and Position(s) with the Company	Age	Principal Occupation and Business Experience for Past Five Years
Directors Whose Terms Expire in 2005

Sidney W. Lassen Chairman of the Board and Chief Executive Officer since 1986	70	Chairman of the Board and Chief Executive Officer of the Company.

William G. Byrnes Non-executive Vice-Chairman since 2004; Director since 2002; Lead Independent Director since August 2, 2005	54	Chairman of BuzzMetrics (consulting), whose principal business address is 56 West 22nd St., New York, NY 10010.

Directors Whose Terms Expire in 2006

Thomas A. Masilla, Jr. President and Chief Operating Officer since 1995, Director since 1986	58	President and Chief Operating Officer of the Company since 1995 and Chief Financial Officer of the Company from 1996 through May 1999.

James W. McFarland Director since 1994	60	Professor of Finance and former Dean of A.B. Freeman School of Business, Tulane University, whose principal business address is 7 McAlister Dr., New Orleans, LA 70118-5669, from 1988 through July 2005; private investor.

Theodore H. Strauss Director since 1994	80	Senior Managing Director with Bear Stearns & Co. Inc. from 1990 through February 2005, whose principal business address is ; private investor.

Directors Whose Terms Expire in 2007

J. Terrell Brown Director since 1995	65	Chairman of GMFS, LLC (mortgage lending), whose principal business address is 7389 Florida Blvd., Ste. 200A, Baton Rouge, LA 70806.

Richard L. Pearlstone Director since 1986	57	President of The Pearlstone Group, Inc. (investments), whose principal business address is 5100 Falls Rd., 212 Village Sq. II, Baltimore, MD 21210, since 1995; managing partner of North Investment LP, whose principal business address is 5100 Falls Rd., 212 Village Sq. II, Baltimore, MD 21210, since November 1986.

Mark M. Tanz Director since May 2005	73	Private investor, whose principal business address is P.O. Box N7776, Lyford Cay, Nassau, Bahamas.

Independence

The Board, on the recommendation of the Nominating/Corporate Governance Committee, has determined that each current director, other than Mr. Lassen, the Company’s Chairman and Chief Executive Officer, and Mr. Masilla, the Company’s President and Chief Operating Officer, is “independent” as defined by the listing standards of the New York Stock Exchange. No director has any material relationship with the Company other than those described in “Certain Transactions and Relationships” below.

The Company has adopted a Code of Business Conduct and Ethics for all its directors, officers and employees. You can access the Company’s Code of Business Conduct and Ethics electronically at the “Corporate Governance” section on the corporate information page of our website at www.sizeler.com or you may request a copy from us by writing to us at Sizeler Property Investors, Inc., Attention: President, 2542 Williams Boulevard, Kenner, Louisiana 70062.

Stockholder Communication With the Board

The Board of Directors has appointed William G. Byrnes, the Vice-Chairman of the Company, as “Lead Independent Director.” In that capacity, he presides over the meetings of the non-management directors of the Company. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to Mr. William G. Byrnes, Lead Independent Director, Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, LA 70062. Correspondence so addressed will be forwarded directly to Mr. Byrnes.

Other Trusteeships and Directorships

The directors of the Company serve on the Boards of Directors or the Boards of Trustees of the following publicly held companies:

Name	Company
William G. Byrnes	LaQuinta Corporation

CapitalSource Inc.

Sidney W. Lassen	Hibernia Corporation

James W. McFarland	Stewart Enterprises, Inc.

Theodore H. Strauss	Clear Channel Communications, Inc.

Mark M. Tanz	Morguard Corporation

Revenue Properties Co. Ltd.

Committees and Meeting Data

The Audit Committee of the Board of Directors currently consists of Messrs. Byrnes and Judell and Drs. McFarland and Peltier. Mr. Judell and Dr. Peltier are retiring from the Board effective at the time of the 2005 annual meeting. Each member of the Audit Committee is “independent” as that term is defined in the New York Stock Exchange listing standards. You can access the charter for the Audit Committee electronically at the “Corporate Governance” section on the corporate information page of our website at www.sizeler.com or you may request a copy from us by writing to us at Sizeler Property Investors, Inc., Attention: President, 2542 Williams Boulevard, Kenner, Louisiana 70062. The Audit Committee and the Board of Directors have determined that Dr. McFarland and Mr. Byrnes are each an “Audit Committee Financial Expert” in accordance with the SEC rules and regulations and the Board has determined that each of them has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. Each member of the Audit Committee is financially literate, as such qualification is interpreted by the Company’s Board in its business judgment. The Audit Committee met five times during 2004. As of September     , 2005 the Audit Committee has met          times in 2005. See “—Audit Committee Report” below.

The Compensation Committee currently consists of Messrs. Brown, Judell and Strauss and Dr. McFarland. Mr. Judell is retiring from the Board effective at the time of the 2005 annual meeting. The Compensation Committee met once during 2004. As of September     , 2005 the Compensation Committee has met          times in 2005. The function of the Compensation Committee is to review the compensation program for executive officers and to administer the 1986 Stock Option Plan and the 1996 Stock Option Plan. You can access the charter for the Compensation Committee electronically at the “Corporate Governance” section on the corporate information page of our website at www.sizeler.com or you may request a copy from us by writing to us at Sizeler Property Investors, Inc., Attention: President, 2542 Williams Boulevard, Kenner, Louisiana 70062.

The Nominating/Corporate Governance Committee consists of Messrs. Byrnes and Judell and Dr. McFarland. Mr. Judell is retiring from the Board and the Nominating/Corporate Governance Committee effective at the time of the 2005 annual meeting. The Nominating/Corporate Governance Committee did not meet during 2004. As of September     , 2005 the Nominating/Corporate Governance Committee has met          times in 2005. The functions of this committee are to identify individuals qualified to become Board members, to recommend Board members to fill vacancies on any committee, to develop and recommend a code of business conduct and ethics and corporate governance guidelines applicable to the Company. You can access the charter for the Nominating/Corporate Governance Committee electronically at the “Corporate Governance” section on the corporate information page of our website at www.sizeler.com or you may request a copy from us by writing to us at Sizeler Property Investors, Inc., Attention: President, 2542 Williams Boulevard, Kenner, Louisiana 70062.

Under the Company’s Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will take into account stockholder input with respect to processes and criteria for director selection, as such stockholders may influence the composition of the Board. Under this principle, the Nominating/Corporate Governance Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Chairman of the Board of the Company at 2542 Williams Boulevard, Kenner, Louisiana 70062 within the time periods set forth under “Stockholder Proposals for the 2006 Annual Meeting of Stockholders” below.

In identifying suitable candidates for nomination as a director, the Nominating/Corporate Governance Committee will consider the needs and appropriateness of the size of the Board and the range of skills and characteristics required for effective functioning of the Board. In evaluating such skills and characteristics, the Nominating/Corporate Governance Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. You can access the Company’s Corporate Governance Guidelines electronically at the “Corporate Governance” section on the corporate information page of our website at www.sizeler.com or you may request a copy from us by writing to us at Sizeler Property Investors, Inc., Attention: President, 2542 Williams Boulevard, Kenner, Louisiana 70062. The Nominating/Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, stockholders and, in certain circumstances, outside search firms.

During 2004 the full Board of Directors met on five occasions. As of August 1, 2005 the full Board of Directors has met          times in 2005. In 2004, all directors attended at least 75% of the aggregate total number of meetings held by the Board of Directors and all committees of the Board on which such director served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2004, the Annual Meeting of Stockholders was attended by eight of the directors. The Company anticipates that all of the directors will be in attendance at the 2005 Annual Meeting of Stockholders.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. In addition, the Audit Committee is responsible for, among other things, hiring, firing, compensating, overseeing and monitoring the independence of the Company’s independent registered public accounting firm. The Audit Committee currently consists of Messrs. Byrnes and Judell and Drs. McFarland and Peltier. Mr. Judell and Dr. Peltier are retiring from the Board and the Audit Committee effective at the time of the 2005 annual meeting. Each of the aforementioned members is independent as defined by the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter approved by the Board of Directors.

In carrying out our oversight responsibilities, we have reviewed, and management has described in reasonable detail to us, the Company’s procedures for identifying, recording and verifying the Company’s financial transactions, including the names, functions and practices of the Company personnel who have supervisory functions at various levels with respect to those activities.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. We have the responsibility to select the Company’s independent accountants and auditors. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s audited consolidated financial statements for the year-ended December 31, 2004 were prepared with integrity and in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence and reviewed the internal quality control report required by Section 303A.7(c)(iii)(A) of the New York Stock Exchange Listing Standards. The Audit Committee has determined that the fees paid by the Company to the auditors for non-audit services (disclosed elsewhere in the Proxy Statement) would not affect the auditors’ independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the written report of the independent accountants on the Company’s audited consolidated financial statements for the year-ended December 31, 2004, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

THE AUDIT COMMITTEE

JAMES W. McFARLAND, Chairman

WILLIAM G. BYRNES

HAROLD B. JUDELL*

JAMES R. PELTIER**

*	Mr. Judell is retiring from the Board of Directors effective at the time of the 2005 annual meeting.
**	Dr. Peltier became a member of the Audit Committee on February 6, 2004 and took no part in the Audit Committee activities prior to that time. Dr. Peltier is retiring from the Board of Directors effective at the time of the 2005 annual meeting.

Executive Officers

The following table sets forth our executive officers, who are elected annually by the Board of Directors and serve at the discretion of the Board.

Name, Tenure and Position(s) with the Company	Age	Principal Occupation and Business Experience for Past Five Years
Sidney W. Lassen Chairman of the Board and Chief Executive Officer since 1986	70	See table under “Directors.”

Thomas A. Masilla, Jr. President and Chief Operating Officer since 1995 and Director since 1986	58	See table under “Directors.”

Guy M. Cheramie Chief Financial Officer since 2005	58	Chief Financial Officer of the Company since January 2005; Chief Financial Officer of Sizeler Real Estate Management Co., Inc. from 1994 through January 2005.

Executive Compensation

Summary Compensation Table. The following table contains information with respect to the annual and long-term compensation for the years ended December 31, 2004, 2003 and 2002 for the Company’s chief executive officer and each other person who was an executive officer of the Company on December 31, 2004 who received cash compensation in excess of $100,000 during 2004 (the “Named Officers”).

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (1)	Restricted Stock Awards (2)	Securities Underlying Options (3)	All Other Compensation (4)
Sidney W. Lassen Chairman of the Board and Chief Executive Officer	2004 2003 2002	$354,000 354,000 354,000	$88,600 75,000 75,000	$301,000 0 0	0 0 35,000	$41,900 40,992 40,900

Thomas A. Masilla, Jr. President and Chief Operating Officer	2004 2003 2002	$275,000 275,000 275,000	$62,800 50,000 50,000	$198,660 0	0 0 25,000	$33,925 33,500 33,000

James W. Brodie Secretary and Vice-President (5)	2004 2003 2002	$200,000 200,000 193,000	$31,200 20,000 20,000	$102,340 0 0	0 0 17,500	$26,231 25,994 24,800

Charles E. Miller, Jr. Chief Financial Officer (6)	2004 2003	$152,000 152,000	$0 12,500	0 0	0 0	$18,532 15,200

(1)	This amount was paid one-half in shares of common stock and one-half in cash pursuant to the terms of the Company’s Incentive Award Plan.
(2)	Grant of restricted shares under the 1996 Stock Option and Incentive Plan, as amended. The shares were granted in 2005 in respect of 2004 performance; vest 20% on each of February 9, 2006, 2007, 2008, 2009 and 2010; and are subject to certain acceleration or forfeiture provisions pursuant to the Plan.
(3)	These options were granted under the 1996 Stock Option and Incentive Plan, as amended.
(4)	This is (i) the amount paid under a nonelective deferred compensation agreement with each Named Officer, pursuant to which an amount of deferred compensation equal to 10 percent of base salary was credited annually to a bookkeeping account maintained for them plus (ii) the Company’s contribution to its 401(k) Plan for the Named Officer’s benefit for that year.
(5)	Mr. Brodie was named an executive officer of the Company on February 3, 2000, and resigned on June 10, 2005.
(6)	Mr. Miller joined the Company as an executive officer on December 16, 2002 and resigned on January 11, 2005.

Option Grants. No options were granted to the Named Officers during the year ended December 31, 2004.

Option Exercises and Fiscal Year End Values. No Named Officer exercised options during 2004. The following table shows information with respect to the value of unexercised options held by the Named Officers as of December 31, 2004. Valuation calculations for unexercised options are based on the closing price ($11.78) of a Share on the New York Stock Exchange on December 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Number of Securities Underlying Unexercised Options/SARs at December 31, 2004 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at December 31, 2004 ($) Exercisable/Unexercisable
Sidney W. Lassen Chairman of the Board and Chief Executive Officer	230,000/0	$594,800/$0

Thomas A. Masilla, Jr. President and Chief Operating Officer	210,000/0	$503,849/$0

James W. Brodie Secretary and Vice-President (1)	81,250/0	$218,031/$0

Charles E. Miller, Jr. Chief Financial Officer (2)	3,000/0	$8,880/$0

(1)	Mr. Brodie was named an executive officer of the Company on February 3, 2000, and resigned on June 10, 2005.
(2)	Mr. Miller joined the Company as an executive officer on December 16, 2002 and resigned on January 11, 2005.

Agreements with Executive Officers. On August 3, 2000, the Company entered into severance agreements, which restated prior agreements, with Mr. Lassen, Mr. Masilla and Mr. Brodie pursuant to which each such officer is entitled to a minimum base salary under his agreement (currently $354,000 for Mr. Lassen and $275,000 for Mr. Masilla). The Board may terminate these agreements at any time with no further obligation upon a finding that the officer has breached or neglected his duties, and an officer may resign at any time upon 30 days’ notice. The Board may also terminate the agreements at any time without cause; in that event, or upon death or disability, the officer is entitled to 24 months continued salary and (except in the case of death or disability) benefits. These agreements contain provisions for termination of employment upon a change in control that supersede the agreements’ regular termination provisions. In addition, on                     , 2005, in connection with the appointment of Guy Cheramie to the position of Chief Financial Officer, the Company entered into a Change in Control Agreement with Mr. Cheramie. Under each of these agreements, a “change in control” is defined, subject to various qualifications, as the acquisition by a person or group of beneficial ownership of 25% or more of the Shares; or the election of a member of the Board whose nomination or election was not approved by a majority of the members of the Board who were members of the Board on the date of the agreement or whose election to the Board was previously so approved; or a merger or similar transaction after which the Company’s stockholders hold 50% or less of the voting securities in the resulting entity. If, within 24 months of a change in control, either the Company terminates an officer’s employment for reasons other than a willful breach of duty that is demonstrably and materially injurious to the Company or disability, or the officer resigns because of certain changes in the circumstances of his employment (including the assignment to the officer of duties inconsistent with his prior position; reduction in salary; or relocation), the officer is entitled to three times the sum of (i) his annual salary, (ii) one-half the amount of the bonuses and nonelective deferred compensation paid or credited to him in the past 24 months, and (iii) the amount the Company would have contributed for the officer for a year under its defined contribution plan. In addition, the officer is entitled to a portion of the incentive bonus he would have earned for the year of termination (proportionate to the part of the year elapsed by termination), continuation of life and health insurance benefits for up to 36 months, and reimbursement for out-placement expenses not in excess of $20,000. The agreements provide that if the receipt of benefits in connection with a change in control would subject an officer to excise tax under section 280G of the Code, then the officer will also receive a cash gross-up payment so that he will realize the same amount net after-tax that he would have realized had the excise tax not been applicable.

Mr. Brodie resigned from the Company on June 10, 2005. Effective upon his resignation, Mr. Brodie’s severance agreement described above was terminated and there are no further obligations on the part of the Company.

On January 11, 2005, Mr. Miller and the Company entered into an Agreement pursuant to which Mr. Miller resigned and the Company agreed to pay Mr. Miller’s annual salary of $152,000 through December 31, 2005, pay the cost of certain benefits under COBRA through December 31, 2005, and maintain certain indemnification for matters arising prior to January 11, 2005. In exchange, Miller agreed to provide the Company with certain consulting services and to restrictions on disclosure of Company information and employment with other real estate companies. The January 11, 2005 agreement generally supersedes other agreements between Mr. Miller and the Company. Mr. Miller received that portion of the funds allocated to his Non-elective Deferred Compensation in which he was vested at January 11, 2005.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

Compensation Governance. The Compensation Committee is responsible to the Company’s Board of Directors and to stockholders for approving compensation awarded to the Company’s Chief Executive Officer and other Named Executive Officers. The Committee authorizes all awards under the Company’s equity-based compensation plans and operates under a written charter adopted by the Board.

Compensation Policies. The Compensation Committee believes that the primary goals of the Company’s compensation policies should be as follows:

•	To strengthen the mutuality of interest between management and stockholders through the use of incentive compensation related to corporate performance and through the use of stock-based incentives that result in increased Share ownership by executive officers.

•	To provide total compensation opportunities for executive officers which are competitive with those provided to persons in similar positions in companies with which the Company competes for employees.

In furtherance of these policies the Company entered into agreements with certain of its executive officers in the mid-1990s which were amended in 2000 which are described elsewhere herein as well as non-elective deferred compensation agreements that have been amended from time to time to comply with applicable laws and regulations, including most recently the American Jobs Creation Act of 2004. The Compensation Committee believes that these agreements provide the Company’s executive officers with sufficient compensation and security in their present positions as well as provide future benefits to the executive officers for retirement. The Compensation Committee annually evaluates the Company’s compensation program to determine whether it is providing the incentives for which it is intended.

The Compensation Committee adopts and maintains its compensation policies to promote the Company’s business strategies by rewarding executives for effectuating the Company’s long-term business strategies and enhancing stockholder value, while providing sufficient compensation to key executives.

Compensation Program. The Compensation Committee, with the help of an independent outside compensation consultant hired by the Committee, studies the compensation programs and policies of comparable companies and considers the recommendation of its outside consultant as applied to the requirements of the Company. The current executive compensation program has three components:

•	Base compensation

•	Annual bonus

•	Long-term incentive

Base Compensation. The Compensation Committee believes that the main purpose of base compensation is to provide sufficient compensation to the executive officers of the Company relative to salary levels for employees of other real estate investment trusts having duties and responsibilities comparable to those of our executive officers. Base salaries are in the range of median base salaries paid by a peer group of real estate companies compiled and analyzed by the Committee’s independent outside compensation consultant.

Annual Bonus. Annual bonuses allow the Company to recognize individual performance and contributions to the Company on an annual basis. The Compensation Committee administers an Incentive Award Plan adopted by the Company in 1994. This Plan was designed to align the interests of the executive officers with those of the stockholders by (i) basing incentive awards on funds from operations (“FFO”) per share, which the Company and the real estate investment trust industry believe to be an important measure of the financial performance of a real estate investment trust, and (ii) paying 50% of each incentive award in Shares. The Incentive Award Plan also grants the Compensation Committee discretion to vary the awards from those indicated by the Incentive Award Plan’s targets if the Compensation Committee believes that such awards are appropriate. The Committee applied this Plan to the bonus awards for 2004. The Committee recognized that the Company did not reach targeted FFO levels due to events beyond the officers’ control as well as several corporate initiatives designed to substantially improve performance in subsequent periods, such as:

•	Hurricane-caused damage to the Alabama and Florida properties.

•	The renovation and upgrading of the Mobile properties, which involved foregoing rentals on apartment units during their renovation, but which produced substantial increases in occupancy beginning in late 2004.

•	The Company recognized interest expenses on borrowing on a current basis when new developments became available for occupancy but were still in the lease-up phase (instead of capitalizing such expenses until completion of construction).

•	Unavoidable expense increases in several categories, including property taxes, utilities and insurance, as well as legal and accounting expenses attributable to the implementation of new regulatory requirements of the Sarbanes-Oxley Act.

The Committee concluded that bonuses should be awarded under the provisions of the Plan which gave it discretion to award (or withhold) bonuses notwithstanding a shortfall in achieving FFO targets. In this determination, the Committee took into account the recommendations of its independent compensation consultant. In reaching that decision, the Committee considered not only the factors described above, but also the following positive achievements in accordance with the Company’s strategic plan:

•	The substantial increase (to approximately 95.5%) in the occupancy rate at the Mobile apartments as a result of the renovation and upgrading, and an increase in the Company wide apartment occupancy rate to 95%.

•	Completion of 204 new apartment units at Governors Gate II Apartments in the Pensacola/Escambia County, Florida market, one of the fastest growing communities in Florida.

•	Progress toward completion of Greenbrier Estates apartments.

•	Sale of Lakeview Club Apartments at year end at a price reflecting a trailing capitalization rate of 4.2%, producing a $17.9 million gain on the sale. This sale also achieved a key Company strategy of improving its debt to equity ratio by reducing its outstanding debt and interest costs which would facilitate a 2005 sale of equity securities and the redemption and/or conversion of its 9% convertible subordinated debentures.

•	Significant management efforts to execute various aspects of the Company’s strategic plan intended to enhance stockholder value.

Considering these factors and in line with the recommendation of the Committee’s independent compensation consultant, the Committee awarded each of the executive officers a bonus of approximately 50% of the potential bonus awardable if the Company had achieved the targeted FFO under the Incentive Compensation Plan. In accordance with the provision of that Plan, 50% of each officers’ bonus was paid in the Company’s common stock.

Long-Term Incentive. The Compensation Committee believes that long term stock-based incentive compensation encourages senior management to operate in a manner consistent with the interests of the Company’s stockholders. In 2003, the stockholders of the Company approved amendments to the Company’s 1996 Incentive Plan that give the Company the ability to grant additional types of awards under the plan. In February 2005, based upon the advice of its independent compensation consultant that the compensation levels of the Company’s executives were below the median levels of the Company’s peer group, particularly with respect to long-term incentive compensation, the Compensation Committee awarded the executive officers long-term incentive awards in the form of restricted stock grants that vest 20% on each of February 9, 2006, 2007, 2008, 2009 and 2010 and are subject to certain acceleration provisions, such as upon a change in control of the Company, or forfeiture provisions pursuant to the Company’s 1996 Incentive Plan. The Committee also determined that these long-term incentive awards more strongly aligned the interests of the executives with the long-term performance of the Company’s stock.

CEO Compensation. The Compensation Committee considered a number of factors in setting the base compensation of Mr. Lassen, the Company’s Chief Executive Officer, the most important of which were the level of compensation paid to the chief executive officers of other real estate investment trusts relative in size to the Company, the success of the Company’s program instituting operating efficiencies, controlling costs and selective development of new properties, that was developed under Mr. Lassen’s direction, and his importance in delineating and implementing the Company’s strategies. Nevertheless, recognizing that the Company has been faced with increases in operating costs, Mr. Lassen voluntarily declined to accept any increase in his base compensation in 2004, as he had in several prior years. In each such year, the Committee, after due consideration, approved Mr. Lassen’s proposal to forego any increase in base compensation.

Compensation Deductibility Policy. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the Company’s CEO and to each of the other four highest-paid executive officers, unless the compensation is performance based and satisfies other conditions. The

Compensation Committee’s policy is to maximize the deductibility of compensation but does not preclude awards or payments that are not fully deductible if, in our judgment, such awards and payments are necessary to achieve our compensation objectives and to protect stockholder interests.

J. TERRELL BROWN, Chairman

JAMES W. McFARLAND

HAROLD B. JUDELL

THEODORE H. STRAUSS

Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

During 2004, Mr. Brown, Dr. McFarland, Mr. Judell and Mr. Strauss served as members of the Compensation Committee. No member of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of the Board of Directors or compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Performance Comparison

Set forth below is a line graph comparing the percentage change in the cumulative total return to stockholders on the Shares over the five years ended December 31, 2004 against the cumulative total return of a Peer Group of diversified real estate investment trusts, the Standard & Poor’s 500, the Wilshire REIT Index and the Wilshire RE Securities Index assuming that the value in the Shares and in each index was $100 on December 31, 1999, and that all dividends were reinvested. The companies contained in the Peer Group are listed in the footnote below. The graph covers the period commencing December 31, 1999 and ending December 31, 2004. This graph is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Source : SNL Financial LC, Charlottesville, VA

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
The Company	100	95.80	137.40	155.36	196.34	230.81
S&P 500	100	91.20	80.42	62.64	80.62	89.47
Wilshire RE Securities Index	100	130.70	144.36	148.20	203.15	273.91
Wilshire REIT Index	100	131.04	147.22	152.49	207.67	276.53
Sizeler Custom Peer Group (1)	100	135.06	152.18	169.69	223.86	267.14

(1)	The Peer Group consists of the following companies in addition to the Company: BNP Residential Properties, BRT Realty Trust, Colonial Properties Trust, Cousins Properties Incorporated, Duke Realty Corporation, EastGroup Properties, Inc., EQK Realty Investors (data through Sept. 21, 2000), Glenborough Realty Trust, Inc., HMG/Courtland Properties, Inc., Income Opportunity Realty Investors, Inc., Kramont Realty Trust, Lexington Corporate Properties Trust, MGI Properties (data through Sept. 27, 2000), Presidential Realty Corporation, Pennsylvania Real Estate Investment Trust, Pittsburgh & West Virginia Railroad, Transcontinental Realty Investors, and Washington Real Estate Investment Trust.

Compensation of Directors

Directors who are also executive officers of the Company are not separately compensated for their services as directors. Directors who are not executive officers are compensated in accordance with the Company’s 1994 Directors’ Stock Ownership Plan (the “Directors’ Plan”). The Directors’ Plan provides for a stock award of 2,000 Shares to be made to each director annually on the first business day following January 15. A director may elect to be paid a cash substitute rather than all or part of an annual stock award. The cash substitute will equal 90% of the value of the Shares for which the director elects the cash substitute. Directors are also paid a meeting fee of $1,000 per Board meeting and $500 per committee meeting. In May 2005, as consideration for William G. Byrnes service as Vice-Chairman, the Board of Directors approved additional annual compensation of $10,000 payable to Mr. Byrnes in equal quarterly installments, with payments effective as of January 1, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of any class of our equity securities to file reports of ownership of our equity securities and to furnish these reports to us. Based solely on a review of such reports for 2004, the Company believes that these persons and entities filed all the reports required by the Securities Exchange Act of 1934 on a timely basis.

Certain Transactions and Relationships

The Company’s corporate governance policies require that any related party transactions be on terms no less favorable to the Company then those available in transactions with unrelated third parties and must be approved by a majority of the independent and disinterested directors. In the opinion of the independent members of the Board of Directors, each of the following transactions was entered into on terms at least as favorable to the Company as available in transactions with unrelated third parties.

Relationships with Sizeler Realty Co., Inc.

Mr. Lassen, our chairman and chief executive officer, is a director and stockholder of Sizeler Realty Co., Inc. (“Sizeler Realty”). The Company’s relationships with Sizeler Realty are as follows:

Engineering Consulting Fees. The Company paid $20,000 in 2004 and $14,000 in both 2003 and 2002, for engineering consulting fees to a majority-owned subsidiary of Sizeler Realty. During 2004, 2003 and 2002, the Company received management fees and commissions of approximately $303,000, $294,000 and $461,000, respectively, from various entities in which Mr. Lassen and/or his spouse have an interest. The Company has entered into relationships for 2005 on similar terms and conditions.

Southwood Shopping Center. In March 1991, the Company paid $900,000 to Sizeler Realty (LaPalco), Inc. (“LaPalco”), a wholly-owned subsidiary of Sizeler Realty, for the purchase of a 50% interest in Southwood Shopping Center (“Southwood”). Southwood is subject to a long-term ground lease expiring on March 31, 2031 from an entity in which Mr. Lassen’s wife, her brother and her brother’s wife own the total interests. The rent under the ground lease is 50% of cash flow (after debt service and certain other adjustments) up to a maximum of $225,000, and in the event the rental payment shall reach $225,000 in any year, it shall remain fixed at $225,000 for each year thereafter. No ground rent was paid under the lease agreement in 2004. Ground rent in the amount of $10,000 was paid in 2003 and $27,000 was paid in 2002. In July 2004, LaPalco paid off the entire balance of the mortgage note and subsequently cancelled the mortgage on the property.

Westland Shopping Center Office Lease. The Company leases approximately 14,800 square feet of non-retail space at the Westland Shopping Center to Sizeler Realty. Under this lease, Sizeler Realty paid the Company an annual market rate of rent, including expense reimbursements, of $112,000 in 2004 and $111,000 in 2003 and 2002. The term of the lease expires January 31, 2007 and the lease provides for one remaining five-year renewal option. Pursuant to a month-to-month agreement between Sizeler Real Estate Management Co., Inc. (“SREMCO”), a

wholly-owned subsidiary of the Company, and Sizeler Realty, SREMCO occupies approximately 97% of the 14,800 square feet of space. SREMCO paid rent to Sizeler Realty of $112,000 in 2004 and $111,000 in 2003 and 2002 for use of the space. These lease arrangements are continuing in 2005 at similar rates.

Other Relationships

Westland Shopping Center Ground Rent. The Company holds its interest in the Westland Shopping Center pursuant to a long-term ground lease with Westland Shopping Center LLC (the “LLC”), expiring on December 31, 2046. The LLC is owned by the wife of Mr. Lassen and her brother. The Company contractually paid ground rent of $65,000 in 2004, $63,000 in 2003 and $65,000 in 2002. These ground rent payments are continuing in 2005 at similar rates.

Hibernia Bank Credit Facility. Mr. Lassen is a director and Vice-Chairman of Hibernia National Bank (“Hibernia”) and Hibernia Corporation. At December 31, 2004, $15,000,000 of the Company’s $60,000,000 of bank lines of credit was provided by Hibernia. The Company had no borrowings under this line at July 31, 2005 and borrowing totaling $136,000 at December 31, 2004. The Company had borrowings under a line of credit from Hibernia totaling $11,633,000 at December 31, 2003.

Further Information on Related Party Transactions

Financial Statement Disclosures Concerning These Matters. For further information about transactions between the Company and directors and officers or related interests, including information required to be disclosed under the SEC’s accounting rules, please refer to Note G of the Notes to Consolidated Financial Statements contained in the Company’s 2004 Annual Report on Form 10-K, as amended, filed with the SEC and available on the Company’s website.

In addition to following the corporate governance policies described above, the Board has formed a special committee comprised solely of independent directors to review related party transactions.

Equity Compensation Plans

The following table summarizes equity compensation plan information as of December 31, 2004. The Company has no equity compensation plans that have not been approved by security holders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	718,750	$9.20	1,305,276

The amended 1996 Stock Option and Incentive Plan had 1,132,000 securities remaining available for issue as of December 31, 2004. The 1994 Incentive Award Plan had 173,276 securities remaining available for issue as of December 31, 2004.

2. RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 11, 2005 the Audit Committee unanimously approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005. Ernst & Young had previously served as the Company’s independent accountants from the inception of the Company until 1995.

During the fiscal years ended December 31, 2003 and 2004 and the subsequent interim period prior to the date of Ernst & Young LLP’s appointment, neither the Company nor anyone on its behalf consulted with Ernst & Young LLP regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) if Item 304 of Regulation S-K).

In 2004, KPMG LLP had served as the Company’s independent accountants for audit services. On February 9, 2005, the Audit Committee unanimously dismissed KPMG LLP as the Company’s independent accountants for audit services effective upon the completion of management’s assessment of the effectiveness of internal control over financial reporting and the audit of the Company’s financial statements for the year ended December 31, 2004, and the issuance of KPMG LLP’s reports thereon. In connection therewith, the Audit Committee unanimously approved the retention of KPMG LLP as tax advisors to the Company for the fiscal year ending December 31, 2005. On March 14, 2005, the Company filed its annual report on Form 10-K for the year ended December 31, 2004, and the dismissal of KPMG LLP was effective as of that date.

The reports of KPMG LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits for the fiscal years ended December 31, 2003 and 2004 and through the date hereof, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreements in connection with its reports.

A representative of each of Ernst & Young LLP and KPMG LLP is expected to be present at the Meeting and will have an opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions.

KPMG LLP audited our 2004 consolidated financial statements. As part of their audit function, they also reviewed our 2004 annual report to stockholders and various filings with the SEC. The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal 2004 and 2003.

	2004	2003
Audit Fees (1)	$205,000	$75,000
Audit-Related Fees (2)	38,300	9,500
Tax Fees (3)	25,000	30,000
All Other Fees (4)	46,740	31,505

Total	$315,040	$146,005

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements, the audit of the Company’s internal controls over financial reporting and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of review of the Company’s registration statements.
(3)	Tax fees principally included fees for tax compliance, tax advice and tax planning.
(4)	All other fees principally include tax consulting fees.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all services performed by KPMG LLP during 2004.

If the stockholders do not ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2005, the Company will consider this adverse vote as a direction to the Audit Committee of our Board to consider the selection of other auditors for 2006. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the Company contemplates that their appointment for 2005 will be permitted to stand unless our Audit Committee finds other good reason for making a change.

The Board recommends that you vote “FOR” the ratification

of Ernst & Young LLP as our independent registered public accounting firm for 2005.

3. OTHER MATTERS

The directors know of no business to be brought before the Meeting other than as set forth above. If, however, any other business should properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their best judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of the date hereof, only the following persons or groups (as those terms are used in Section 13(d)(3) of the Exchange Act have provided the Company with information indicating that they hold more than five percent of the outstanding Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding (1)

First Union Real Estate Equity and Mortgage Investments 7 Bulfinch Place, Suite 500 Boston, MA 02114	1,550,600	(2)	7.3%

Mercury Real Estate Advisors LLC 100 Field Point Road Greenwich, CT 06830	1,255,700	(3)	5.9%

Mark M. Tanz P.O. Box N7776 Lyford Cay, Nassau, Bahamas	1,203,642	(4)	5.7%

Palisade Capital Management, L.L.C. One Bridge Plaza, Suite 695 Fort Lee, NJ 07024	1,153,241	(5)	5.5%

(1)	The percentages are based upon 21,136,676 Shares outstanding on August 16, 2005, except for certain beneficial owners holding the Company’s 9.0% Convertible Subordinated Debentures (the “Debentures”).
(2)	Based upon an amended Schedule 13D dated August 11, 2005 filed with the SEC by First Union that indicates that First Union has sole voting and dispositive power with respect to these Shares.
(3)	Based upon a Schedule 13G dated April 1, 2005 filed with the SEC by Mercury Real Estate Advisors LLC, David R. Jarvis and Malcolm F. MacLean IV.

(4)	Based upon a Form 4 dated May 18, 2005 filed with the SEC on behalf of Mark M. Tanz that indicates that Mr. Tanz has sole voting and dispositive power with respect to these Shares.
(5)	Based upon information furnished to the Company by Palisade Capital Management, L.L.C. (“Palisade”), Martin L. Berman, Steven E. Berman and Jack Feiler as of June 30, 2005. Palisade advised the Company that it has sole voting power and sole dispositive power with respect to 856,500 Shares held on behalf of Palisade’s clients in accounts over which Palisade has complete investment discretion. In addition, Martin Berman has sole voting and dispositive power with respect to 17,053 Shares, Steven Berman has sole voting and dispositive power with respect to 1,000 Shares and Jack Feiler has sole voting and dispositive power with respect to 13,816 Shares. Palisade does not beneficially own nor does it have voting or dispositive power over any of such 31,869 Shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the Shares beneficially owned as of the date hereof by each director, executive officer, and by the directors and executive officers of the Company as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the Shares set forth in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding (1)
J. Terrell Brown	47,214	(2)	*

William G. Byrnes	13,991		*

Harold B. Judell	75,590	(3)	*

Sidney W. Lassen	779,482	(4)	3.7%

Thomas A. Masilla, Jr.	223,491	(5)	1.1%

James W. McFarland	28,181	(6)	*

Richard L. Pearlstone	74,348	(7)	*

James R. Peltier	13,000		*

Theodore H. Strauss	75,100	(8)	*

Mark M. Tanz	1,203,642		5.7%

Guy M. Cheramie	9,804	(9)	*

All directors and executive officers as a group	2,560,288	(10)	11.7%

*	Indicates ownership of less than 1%.
(1)	The percentages are based upon 21,136,676 Shares outstanding on August 16, 2005, except for certain beneficial owners who hold presently exercisable stock options. The percentage for each beneficial owner holding presently exercisable stock options is based upon the sum of 21,136,676 Shares plus the number of Shares subject to presently exercisable stock options held only by such beneficial owner, as indicated in the following notes.
(2)	Includes: (i) 25,000 Shares Mr. Brown has the right to purchase pursuant to exercisable options granted under the Company’s 1986 Stock Option Plan (the “1986 Stock Option Plan”) and the Company’s 1996 Stock Option and Incentive Plan, as amended (the “1996 Stock Option Plan”) and (ii) 800 Shares owned by Mary Kay Brown, Mr. Brown’s wife.

(3)	Includes: (i) 23,000 Shares Mr. Judell has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan, the Company’s 1989 Stock Option Plan and the 1996 Stock Option Plan and (ii) 10,000 Shares owned by Celeste Judell, Mr. Judell’s wife.
(4)	Includes: (i) 7,500 Shares owned by the Company and credited to the Company’s deferred compensation account for the benefit of Mr. Lassen pursuant to the Non-Elective Deferred Compensation Agreement, amended and restated effective August 3, 2000, between Mr. Lassen and the Company; (ii) 182,372 Shares Mr. Lassen has the right to acquire pursuant to exercisable options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan; (iii) 82,500 Shares owned directly by Sizeler Realty Co., Inc. (“Sizeler Realty”), in which Mr. Lassen owns an approximate 16% interest and the balance is owned by Marilyn Lassen, Mr. Lassen’s wife and her family; (iv) 5,000 Shares held by Mr. Lassen’s wife; (v) 60,000 Shares owned by HLS Properties LLC of which Mr. Lassen is manager and Mr. Lassen’s wife owns an approximately 26% interest; (vi) 18,000 Shares owned by Sizeler Family Limited Partnership; and (vii) 25,000 incentive restricted shares granted under the 1996 Stock Option Plan. Mr. Lassen disclaims beneficial interest in all the Shares held by his wife and HLS Properties LLC and in all but 1.9% of the Shares held by Sizeler Family Limited Partnership, respectively items (iv), (v) and (vi) in the first sentence of this note. The address of HLS Properties LLC, Sizeler Family Limited Partnership and Sizeler Realty is 2542 Williams Boulevard, Kenner, Louisiana 70062.
(5)	Includes: (i) 20,621 Shares owned by the Company and credited to the Company’s deferred compensation account for the benefit of Mr. Masilla pursuant to the Non-Elective Deferred Compensation Agreement, amended and restated effective August 3, 2000, between Mr. Masilla and the Company; (ii) 160,000 Shares Mr. Masilla has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan; and (iii) 16,500 incentive restricted shares granted under the 1996 Stock Option Plan.
(6)	Includes 3,000 Shares Dr. McFarland has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and the 1996 Stock Option Plan.
(7)	Mr. Pearlstone shares voting and investment power over 12,000 of these Shares as co-trustee of certain trusts and has an economic interest in another 12,000 of these Shares as the beneficiary of certain trusts, all of which have an address of c/o Blades & Rosenfeld, PA, 20 South Charles Street, Suite 1200, Baltimore, MD 21201. Includes 28,000 Shares Mr. Pearlstone has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and 1996 Stock Option Plan.
(8)	Includes 28,000 Shares Mr. Strauss has the right to purchase pursuant to exercisable options granted under the 1986 Stock Option Plan and 1996 Stock Option Plan.
(9)	Includes (i) 1,000 Shares Mr. Cheramie has the right to purchase pursuant to options granted under the 1996 Stock Option Plan; and (ii) 8,500 incentive restricted shares granted under the 1996 Stock Option Plan.
(10)	See notes (2) through (9) above.

EXPENSES OF SOLICITATION

The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mails, proxies may be solicited by the directors and officers and their agents (who will receive no additional compensation therefor) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and postings on the Company’s website. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals in accordance with the rules of the SEC and the New York Stock Exchange. In addition, the Company has retained InvestorCom, Inc. (“ICOM”) to assist with the online solicitation of proxies and will pay ICOM a fee of $             plus reimbursement of out-of-pocket expenses for its services. The Company has also retained Morrow & Co., Inc. (“Morrow”) to assist with the solicitation of proxies and will pay Morrow a fee of $             plus reimbursement of out-of-pocket expenses for its services. Expenses related to the solicitation of stockholders in excess of those normally spent for an annual meeting incurred in response to the dissident stockholder threat posed by First Union to the Company’s strategic plan and First Union’s commencement of this proxy contest are expected to aggregate approximately $            , of which approximately $             has been spent to date.

INFORMATION REGARDING PARTICIPANTS

Exhibit A to this proxy statement sets forth certain additional information relating to the Company’s directors and certain officers and other employees who may be soliciting proxies on the Company’s behalf. You are urged to review this material in connection with this proxy statement.

STOCKHOLDER PROPOSALS FOR THE 2006

ANNUAL MEETING OF STOCKHOLDERS

Proposals in Company’s Proxy Statement

Stockholders interested in submitting a proposal for inclusion in the Company’s proxy materials for the 2006 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. If the 2006 annual meeting is held within thirty days of October 28, 2006, to be eligible for inclusion in the Company’s proxy materials, stockholder proposals must be received by the Company at its office at 2542 Williams Boulevard, Kenner, Louisiana 70062 no later than                     .

Proposals to be Introduced at the 2006 Annual Meeting

For any stockholder proposal to be presented in connection with the 2006 annual meeting of stockholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a stockholder must give timely written notice thereof in writing to the Company’s Chairman of the Board in compliance with the advance notice and eligibility requirements contained in the Company’s Bylaws. To be timely, a stockholder’s notice must be delivered to the Chairman of the Board at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal.

Under the Company’s Bylaws, based upon an initial mailing date of                     , 2005, for this Proxy Statement, a qualified stockholder intending to introduce a proposal or nominate a director at the 2006 annual meeting of stockholders but not intending the proposal to be included in the Company’s proxy materials should give written notice to the Company’s Chairman of the Board not later than                      and not earlier than                     .

The advance notice provisions in the Company’s Bylaws also provide that in the case of a special meeting of stockholders called for the purpose of electing one or more directors, a stockholder may nominate a person or persons (as the case may be) for election to such position if the stockholder’s notice is delivered to the Chairman at the principal executive offices of the Company not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

The specific requirements of the advance notice and eligibility provisions with respect to the Company, are set forth in Article II, Section 9, 11 and 12 of the Bylaws, a copy of which is available upon request. Such requests and any stockholder proposals should be sent to the Chairman of the Board of the Company at 2542 Williams Boulevard, Kenner, Louisiana 70062.

By Order of the Board of Directors

THOMAS A. MASILLA, JR.
President

Kenner, Louisiana

Exhibit A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC regulations, the members of the Board of Directors and certain officers and employees of the Company may be deemed to be “participants” in the Company’s solicitation of proxies from the Company’s stockholders to vote in favor of the election of the directors nominated by the Board. Set forth below with respect to each participant are his or her name, principal occupation or employment, business address, the number of shares of the Company’s Common Stock beneficially owned and additional information concerning transactions in shares of Common Stock of the Company during the past two years.

PARTICIPANTS

The principal occupation of the individuals who may be deemed participants in the solicitation are set forth under “1. ELECTION OF DIRECTORS” in this proxy statement. The names and addresses of the participants are as follows:

Name	Business Address
J. Terrell Brown	7389 Florida Blvd., Ste. 200A Baton Rouge, LA 70806

William G. Byrnes	7717 Southdown Rd. Alexandria, VA 22308

Harold B. Judell	One Canal Place, Ste. 2600 365 Canal St. New Orleans, LA 70130-1138

Sidney W. Lassen	2542 Williams Boulevard Kenner, Louisiana 70062

Thomas A. Masilla, Jr.	2542 Williams Boulevard Kenner, Louisiana 70062

Dr. James W. McFarland	c/o Freeman School of Business Tulane University 7 McAlister Dr. New Orleans, LA 70118-5669

Richard L. Pearlstone	5100 Falls Rd. 212 Village Sq. II Baltimore, MD 21210

Dr. James R. Peltier	567 Highway 308 Thibodaux, LA 70301

Theodore H. Strauss	325 St. Paul Street, Ste. 1316 Dallas, TX 75201

Mark M. Tanz	P.O. Box N7776 Lyford Cay, Nassau, Bahamas

INFORMATION REGARDING TRANSACTIONS

IN THE COMPANY’S SECURITIES BY PARTICIPANTS

The following table sets forth purchases and sales of the Company’s securities by the participants listed below during the past two years. Unless otherwise indicated, all transactions were effected in the public market.

Transactions in Shares by J. Terrell Brown

Date of Transaction	Nature of Transaction		Number of Shares
01/16/2004	(b	)	2,000
01/18/2005	(b	)	2,000
05/18/2005	(c	)	8,000
05/18/2005	(d	)	6,329

Transactions in Shares by Harold B. Judell

Date of Transaction	Nature of Transaction		Number of Shares
01/16/2004	(b	)	2,000
02/23/2004	(c	)	5,000
02/25/2004	(e	)	500
04/19/2004	(f	)	9,500
04/19/2004	(f	)	9,500
01/18/2005	(b	)	2,000

Transactions in Shares by Richard L. Pearlstone

Date of Transaction	Nature of Transaction		Number of Shares
01/16/2004	(b	)	2,000
01/18/2005	(b	)	2,000

Transactions in Shares by William G. Byrnes

Date of Transaction	Nature of Transaction		Number of Shares
01/16/2004	(b	)	2,000
01/18/2005	(b	)	2,000
05/12/2005	(c	)	5,000
05/12/2005	(d	)	4,009

Transactions in Shares by Dr. James R. Peltier

Date of Transaction	Nature of Transaction		Number of Shares
01/16/2004	(b	)	2,000
02/09/2004	(g	)	500
02/09/2004	(g	)	8,500
01/18/2005	(b	)	2,000

Transactions in Shares by Sidney W. Lassen

Date of Transaction	Nature of Transaction		Number of Shares
04/13/2004	(a	)	3,713
02/09/2005	(h	)	4,311
02/09/2005	(i	)	25,000
08/05/2005	(c	)	23,188
08/12/2005	(c	)	12,500
08/15/2005	(c	)	11,940

Transactions in Shares by Thomas A. Masilla, Jr.

Date of Transaction	Nature of Transaction		Number of Shares
04/13/2004	(a	)	2,475
02/09/2005	(h	)	3,056
02/09/2005	(i	)	16,500
05/10/2005	(c	)	25,000
05/10/2005	(d	)	22,401

Transactions in Shares by Dr. James W. McFarland

Date of Transaction	Nature of Transaction		Number of Shares
01/16/2004	(b	)	2,000
01/18/2005	(b	)	2,000
05/20/2005	(c	)	25,000
05/20/2005	(d	)	18,210

Transactions in Shares by Theodore H. Strauss

Date of Transaction	Nature of Transaction		Number of Shares
01/16/2004	(b	)	2,000
01/18/2005	(b	)	2,000

Transactions in Shares by Mark M. Tanz

Date of Transaction	Nature of Transaction		Number of Shares
04/21/2005	(j	)	84,181	(1)
04/22/2005	(j	)	10,900	(2)
04/25/2005	(j	)	148,161
04/25/2005	(j	)	110,600
04/26/2005	(j	)	45,000
04/27/2005	(j	)	70,000
04/28/2005	(j	)	75,900
04/29/2005	(j	)	85,000
05/02/2005	(j	)	60,000
05/03/2005	(j	)	167,500
05/04/2005	(j	)	44,800
05/05/2005	(j	)	131,900
05/06/2005	(j	)	50,300
05/09/2005	(j	)	65,400
05/10/2005	(j	)	52,000
05/18/2005	(b	)	2,000

(1)	issued upon conversion of $926,000 principal amount of the Company’s 9% Convertible Subordinated Debentures, due 2009.
(2)	issued upon conversion of $1,630,000 principal amount of the Company’s 9% Convertible Subordinated Debentures, due 2009.
(a)	Other grant, award or other acquisition.
(b)	Shares received as annual directors fee under the Directors Plan.
(c)	Exercise of stock option.
(d)	Shares otherwise issuable upon option exercise noted immediately above that option holder used to pay exercise price and required tax withholding.
(e)	Sale on open market or in private transaction.
(f)	Gift to or from spouse.
(g)	Purchase on open market or in private transaction.
(h)	Receipt of award of Shares as part of 2004 bonus compensation under the Company’s Incentive Award Plan, effective January 1, 1994.
(i)	Receipt of Restricted Shares under the 1996 Stock Option Plan.
(j)	Purchase on open market or in private transaction with the proceeds of a bank loan to Mr. Tanz from the Toronto-Dominion Bank. At May 11, the outstanding amount of indebtedness under the bank loan was approximately $14 million.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

Except as described in this Exhibit A or in the proxy statement, none of the participants nor any of their respective affiliates or associates (together, the “Participant Affiliates”) (i) directly or indirectly beneficially owns any shares of the Company’s Common Stock or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in this Exhibit A or in this proxy statement, no participant or Participant Affiliate is either a party to any transaction or series of transaction since the beginning of the Company’s last fiscal year, or has knowledge of any currently proposed transaction or series of transactions, (i) in which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any participant or Participant Affiliate had or will have, a direct or indirect material interest.

Except as described in this Exhibit A or in the proxy statement, no participant or Participant Affiliate has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting.

No participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. No participant has been convicted in a criminal proceeding (excluding traffic violations) during the past ten years.

Except as described in this proxy statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with any person with respect to the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

v

SIZELER PROPERTY INVESTORS, INC.

2542 Williams Boulevard, Kenner, Louisiana 70062

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints SIDNEY W. LASSEN and THOMAS A. MASILLA, JR. and each or either of them, Proxies for the undersigned, with full power of substitution, to vote all shares of common stock, par value $.0001 per share, of Sizeler Property Investors, Inc. (the “Company”) which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at                          on Thursday, October 27, 2005 at                  a.m., local time, or any adjournment thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE BOARD’S NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ON THE REVERSE SIDE, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED HEREIN WITH RESPECT TO ANY MATTER REFERRED TO IN 3 ON THE REVERSE. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. IF YOU ARE VOTING BY MEANS OF THIS PROXY CARD, THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(Continued and to be dated and signed on the reverse side.)

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

1. ELECTION OF DIRECTORS: Election of the two nominees listed below to serve until the 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2005 audit.

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	FOR all except nominee(s) indicated below ☐	FOR the selection of the independent registered public accounting firm ☐	AGAINST the selection of the independent registered public accounting firm ☐	ABSTAIN ☐
.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through his name in the list below.	3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof

Nominees: 01—J. Sidney W. Lassen and 02—William G. Byrnes	To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

S C A N L I N E

Please date and sign your name exactly as it appears below and return this Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON STOCK CERTIFICATE(S). A corporation is requested to sign its name by its President or other authorized officer, with the office held so designated. A partnership should sign in the partnership name by an authorized person. Executors, trustees, administrators, etc. are requested to indicate the capacity in which they are signing. JOINT TENANTS SHOULD BOTH SIGN.

Date Share Owner sign here	Co-Owner sign here